PLAN OF MERGER

This Plan of Merger is made the 21st day of November, 2000, between Bethurum Laboratories, Ltd. (the "Surviving Company") and Bethurum Laboratories, Inc. ("Bethurum Utah").

WHEREAS, Bethurum Utah (the "Company") is a Utah Corporation organized and existing under and by virtue of the laws of the State of Utah and is entering into this Plan of Merger pursuant to the provisions of Section 16-10a-1101, et.seq., of the Utah Revised Business Corporation Act.

AND WHEREAS the Surviving Company is an International Business Compay incorporated and existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of Section 76 of the Act.

AND WHEREAS the directors of the parties hereto deem it desirable and in the best interest of the companies and their members, as the case may be, that the Company be merged into the Surviving Company.

NOW THEREFORE this Plan of Merger witnesseth as follows:

1. The constituent companies to this Plan of Merger are the Surviving Company and Bethurum Utah.

2.  The Surviving Company is Bethurum Laboratories, Ltd.

3. The Surviving Company has 100 voting shares in issue which are held by Bethurum Utah, and Bethurum Utah has 3,300,750 voting shares in issue.
    The shares issued by the said companies are entitled to vote on the merger as one class.

4. Upon the merger, the separate corporate existence of Bethurum Utah shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of the constituent companies and the Surviving Company shall become subject to all liabilities obligations and penalties of the constituent companies.

5. The manner and basis of converting the shares of the constituent companies into shares of the Surviving Company or other property shall be as follows:

    (a) each share with par value of the Surviving Company issued and outstanding on the effective date of the merger shall be redeemed and cancelled; and

    (b) each share with par value of Bethurum Utah issued and outstanding on the effective date shall be converted into one share of par value of the Surviving Company.

6. The constituent documents of the Surviving Company in effect on the effective date shall be the constituent documents of the Surviving Company until the same shall be altered or amended or until a new constituent documents are adopted as provided therein.

7. This Plan of Merger shall be submitted to the members of each of the constituent companies for their approval by a resolution of members.

8. The merger shall be effective as provided by the laws of the British Virgin Islands.

9.  This Plan of Merger may be executed in counterparts.

IN WITNESS WHEREOF the parties hereto have caused this Plan of Merger to be executed on this 21st day of November, 2000.

SIGNED and DELIVERED for and           )    /s/ William A. Silvey, Jr.
on behalf of                           )    --------------------------
Bethurum Laboratories, Ltd.            )    William A. Silvey, Jr.
by William A. Silvey, Jr.              )    Director
a duly authorised officer              )
before me:                             )

Maureen Michelsen
9700 Leawood, #1214
Houston, TX 77099

 /s/ Maureen Michelsen
-----------------------------
NOTARY PUBLIC

SIGNED and DELIVERED for and           )    /s/ W. Scott Thompson
on behalf of                           )    --------------------------
Bethurum Laboratories, Inc.            )    W. Scott Thompson
by W. Scott Thompson                   )    Director
a duly authorised officer              )
before me:                             )

Maureen Michelsen
9700 Leawood, #1214
Houston, TX 77099

 /s/ Maureen Michelsen
-----------------------------
NOTARY PUBLIC